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                                                                    EXHIBIT 3.14


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                      MINERAL RESOURCE TECHNOLOGIES, L.L.C.


     THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), dated as of November 21, 1995, by and among MRT Management Corp., a Delaware corporation ("MMC"), and the parties whose names are set forth on Schedule A attached hereto, and each other person who shall become party to this Agreement (whether by counterpart, separate signature page or otherwise) as a "Member" of the Company.


                              W I T N E S S E T H:

     WHEREAS, the Members (as hereinafter defined) desire to enter into an agreement with respect to the organization, management and operation of a Delaware limited liability company established hereby (the "Company"), and to set forth their respective rights and obligations with respect thereto;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                               GENERAL PROVISIONS

     1.1 Certain Basic Definitions. For purposes of this Agreement:

     The term "Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

     The term "affiliate" means with reference to any person, any partner, officer, director, shareholder, trustee, employee or agent of such person or any person directly or indirectly controlling, controlled by or under common control with such person, or any person who is a member of the family of any such partner, officer, director, shareholder, trustee, employee or agent, or a trustee or beneficiary of any trust for the benefit of any such person or any such partner, officer, director, shareholder, employee or agent or any such family member.

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     The term "Certificate" means the Certificate of Formation of the Company filed under the Act, as the same may be amended or restated from time to time.

     The term "Executive Member" shall mean each individual who shall be admitted to the Company with the designation of, and become a party hereto as, an "Executive Member", and who in each case continues to be a Member hereunder.

     The term "Employment Agreements" shall mean the respective Employment Agreements, between the Company and each of the respective Executive Members, as the same may be amended or restated from time to time.

     The term "Member" means each of MMC, those persons whose names are set forth on Schedule A hereto, as the same may be amended from time to time, and each other person, if any, who is admitted as a member of the Company and a party hereto, and acquires a Membership Interest in the Company, with the rights, obligations, preferences and limitations specified herein.

     The term "Membership Interest" means a Member's aggregate rights in the Company, including, without limitation, the Member's right to shares of various categories of Net Income and Net Loss (as such terms are hereinafter defined), the right to receive distributions from the Company and the right to vote, grant consents and participate in the management of the Company.

     The term "Phibro-Tech" means Phibro-Tech, Inc., a Delaware corporation.

     The term "person" means any association, corporation, estate, general partnership, limited partnership, limited liability company, joint venture, natural person, real estate investment trust, business or other trust, custodian, or nominee, or any individual or other entity in its own or any representative capacity.

     The term "Shannonhouse" means Hugh P. Shannonhouse.

     1.2 Formation; Effect

          (a) The Members hereby form the Company as a limited liability company under the provisions of the Act. This Agreement shall be effective upon the filing of the Certificate under the Act.

          (b) It is the express intention of the Members that this Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make it effective under the Act. In the event the Act is

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     subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

     1.3 Name. The name of the Company shall be "Mineral Resource Technologies, L.L.C.". The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Managing Member(s) (as hereinafter defined).

     1.4 Principal Office; Registered Agent and Office.

          (a) The principal office of the Company shall be located in such place as shall be determined by the Managing Member(s).

          (b) The registered agent of the Company for the service of process and the registered office of the Company shall be that person and location reflected in the Certificate. The Managing Member(s), may, from time to time, change the registered agent or registered office through appropriate filings with the Secretary of State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member(s) shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

          (c) The Managing Member(s) are authorized to cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Managing Member(s), as authorized persons within the meaning of the Act, are authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     1.5 Purposes. The purposes of the Company are: (a) the providing of management, removal and recycling services for coal fly ash and municipal solid waste ash and related by-products and residues for and/or generated by public utilities and other combustion and mineral by-product producers; (b) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act; and (c) to do any and all other acts and things which may be necessary, appropriate or incidental to the carrying out of such purposes.

     1.6 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in
Section 1.5 hereof, including, but not limited to the power:

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          (a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any jurisdiction that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          (b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          (c) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member or any affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

          (d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships; (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

          (e) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

          (f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

          (g) to appoint employees and agents of the Company, and define their duties and fix their compensation;

          (h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

          (i) to cease its activities and cancel its Certificate;

          (j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or other agreement in respect of any assets and/or operations of the Company;

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          (k) to borrow money and issue evidence of indebtedness, and to secure the same by one or more mortgages, pledges or other liens on or of the assets of the Company;

          (l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold any proceeds and/or other sums or assets against the payment of contingent liabilities; and

          (m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

     1.7 Consolidations and Mergers. The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Act) upon the approval of the Managing Member(s).

     1.8 Member's Interest. A Member's Membership Interest shall for all purposes be personal property. A Member has no interest in specific Company property.


                                    ARTICLE 2

                                   MANAGEMENT

     2.1 Meetings of Members.

          (a) There shall be no requirement that the Company hold annual or other meetings of Members, provided, however, that meetings of Members shall be held to approve all acts which, pursuant to the Act, expressly require the approval of the Members (in their capacities as Members, as opposed to their respective capacities as manager(s) or Managing Member(s)).

          (b) Except as expressly required by the Act or by this Agreement, no vote, consent or authorization of the Members (acting in their respective capacities as Members as opposed to acting in their respective capacities as managers or as Managing Member(s)) shall be required for the taking of any action on behalf of or with respect to the Company.

          (c) Meetings of the Members may be called by the Managing Member(s) and shall be held at such place as shall be designated from time to time by the Managing Member(s).

          (d) Written notice (which need not state the purpose or purposes for which the meeting is called) of any meeting of the Members, stating the place, date and hour of the meeting, shall be mailed or given by or at the direction of the Managing Member(s) to each Member entitled to vote at the meeting at least two days prior to the meeting.

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          (e) At any meeting of the Members, every Member entitled to vote may vote or attend in person or by proxy.

          (f) For each one percentage point (or fraction thereof) of a Member's Percentage Interest (as hereinafter defined) from time to time, such Member shall be entitled to one vote (or a corresponding fractional vote).

          (g) Except as otherwise provided in this Agreement, all limited liability company action required to be approved by vote of the Members (acting in their respective capacities as Members as opposed to their respective capacities as managers or Managing Member(s)) shall be authorized if Members whose then Percentage Interests constitute, singly or in the aggregate, a majority of the aggregate Percentage Interests of all the Members at such time (a "Majority in Interest" of all Members) affirmatively vote in favor of or consent to said authorization. Except as provided in Section 4.1 hereof, in every instance where this Agreement requires the consent or authorization of a Majority in Interest of Members or of any particular group of Members, such consent or authorization need not be in writing.

     2.2 Managing Member(s).

          (a) The business and affairs of the Company shall be managed by MMC so long as MMC's Percentage Interest shall constitute a Majority in Interest of all Members, or in the absence thereof, by the Member or the Members acting together whose Percentage Interest(s) constitute a Majority in Interest of all Members, and such Member(s) when so acting shall be deemed to be the manager(s) of the Company (individually or collectively a "Manager") and shall be referred to herein as the "Managing Member" or the "Managing Members", as the case may be. It is expressly acknowledged that, MMC, so long as its Percentage Interest constitutes a Majority in Interest of all Members, is the sole Managing Member. The Managing Member(s) shall, except as expressly provided in this Agreement, have the exclusive power and authority to authorize and cause to be taken any action, in the name of and/or by or on behalf of the Company, of any kind and to authorize and cause to be done anything and everything, in the name of and/or by or on behalf of the Company, which the Managing Member(s) shall deem necessary or appropriate to carry on the business and affairs of the Company.

          (b) Except as otherwise provided in this Agreement, the Managing Member(s) shall have all of the rights, powers and obligations of a class of managers as provided in the Act and as otherwise provided by law.

          (c) No Member shall enter into any agreement or transaction or take any action in the name and/or by or on behalf of the Company or otherwise carry on the business or affairs of the Company without the consent or authorization of the Managing Member(s) or unless such Member is itself the Managing Member.

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          (d) Each Managing Member shall be an authorized agent of the Company for the purpose of the Company's business, and all authorized actions of the Managing Member(s) shall bind the Company.

          (e) The Managing Member(s) shall be entitled to designate one or more persons from time to time to act as authorized officers or agents of the Company, and to execute, deliver and perform agreements, instruments and documents in the name and on behalf of the Company (each an "Authorized Agent"), consistent with the powers and authority of the Managing Member(s). In furtherance of the foregoing, the Managing Member shall be entitled to appoint a Chief Executive Officer, a President and one or more Vice Presidents (including Executive, Senior and/or Assistant Vice Presidents), and such other officers and agents as are desired. The Chief Executive Officer, President and each Vice President shall be an Authorized Agent of the Company and shall have the following powers and authority:

               (i) The Chief Executive Officer shall be the chief executive officer of the Company.

               (ii) The President shall be the chief operating officer of the Company.

               (iii) Each Vice President shall have such powers and perform such duties as the Managing Member(s) may prescribe. Unless the Managing Member(s) shall otherwise determine, in the absence or inability of the President to act, the Vice Presidents (in the order determined by the Managing Member(s), or if there be no such determination, in the order of appointment of Executive Vice Presidents, then of Senior Vice Presidents, then of Vice Presidents, and finally of Assistant Vice Presidents) may perform all the duties and may exercise any of the powers of the President.

          (f) The Managing Member(s) may remove any Authorized Agent at any time for cause or without cause.

          (g) Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member(s) and/or any Authorized Agent(s), and upon the certificate of the Managing Member(s) and/or any Authorized Agent(s), to the effect that such Managing Member(s) is (are) then acting as manager(s) of the Company or that such Authorized Agent(s) is (are) acting as Authorized Agent(s), as the case may be, with authority to act by and/or in the name or on behalf of the Company.

          (h) During the continuance of the Company, the Managing Member(s) shall devote such time and effort to the Company as the Managing Member(s) may determine in their sole discretion. Nothing contained in this Section
     2.2 or elsewhere in this Agreement shall preclude the Managing Member(s), or any affiliate thereof, from acting as a director, officer or employee of any corporation, member of any limited liability company, a trustee of any trust, an executor or

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     administrator of any estate, a partner of any partnership, or an administrative official of any other entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing.

     2.3 Limitations on Personal Liability.

          (a) The Members shall not have any liability for any obligations or liabilities of the Company whatsoever except if and then only to the extent expressly provided in the Act.

          (b) No Managing Member, nor any affiliate of any Managing Member, shall have any personal liability to the Company or any of the Members for damages for any breach of duty as a manager of the Company or as a Managing Member or as an Authorized Agent, as the case may be, and/or when acting with the consent of the Managing Member(s); provided that the foregoing provision shall not eliminate or limit the liability of any Managing Member if a judgment or other final adjudication adverse thereto establishes that acts or omissions thereto were in bad faith or involved intentional misconduct or a knowing violation of law or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled thereto.

          (c) No Member or Managing Member shall be personally liable for the return or payment of all or any portion of the capital of or profits allocable to or loans to the Company by any Member (or any successor, assignee or transferee thereof), it being expressly agreed that any such return of capital or payment of profits made pursuant to this Agreement, or any payment or repayment in respect of any such loan, shall be made solely from the assets of the Company (which shall not include any right of contribution from any Member or Managing Member).

     2.4 Expenses. The Managing Member(s) shall have the right to incur, or cause the Company to incur, costs, fees and expenses for the Company (including fees and expenses of attorneys and accountants) in connection with the formation, organization, management, financing, administration and operation of the Company, and the Company shall reimburse the Managing Member(s) therefor in accordance with the provisions of Section 6.4 hereof.

     2.5 Tax Matters Member. The Managing Member(s) shall be, or may designate from time to time one Member to be, the tax matters partner of the Company for purposes of Subchapter C of Chapter 63 of Subtitle F of the Code.

     2.6 Inclusion. Except as otherwise stated, references in this Agreement to one or more Members shall be deemed to include Managing Member(s).

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                                    ARTICLE 3

                      CAPITAL; UNITS; PERCENTAGE INTERESTS;
                        INCOME AND LOSSES; DISTRIBUTIONS

     3.1 Introductory Provisions.

          (a) "Basic Units" shall mean those Units designated as "Basic Units" allocated to Members pursuant to this Article 3, whether or not vested at the time.

          (b) The "Capital Contributions" of a Member shall be the sum of the amounts which such Member contributes to the capital of the Company as provided in Section 3.3 hereof.

          (c) The "Code" shall mean the Internal Revenue Code of 1986, as amended and as the same may be amended or restated from time to time.

          (d) A "Company Year" shall mean the fiscal year of the Company for federal income tax purposes.

          (e) "Contingent Units" shall mean those Units designated as "Contingent Units" allocated to Members pursuant to this Article 3.

          (f) The term "guaranteed payments" shall mean guaranteed payments within the meaning of Code Section 707(c).

          (g) The term "Initial Public Offering" shall mean the initial underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, of equity securities of the Company, the Corporation (as defined in Section 6.1 hereof) or, if MMC is then the Managing Member, MMC or a Parent Entity of MMC, as the case may be.

          (h) "Member Compensation" shall mean the amount paid or accrued by the Company to or for any of the Members in connection with their employment with or services to or for the Company, whether pursuant to any of their respective Employment Agreements, Section 6.4 hereof, or otherwise, and whether in the nature of severance or termination of employment compensation or otherwise, which is not treated for income tax purposes as deductible compensation expense or as guaranteed payments.

          (i) "Net Income" or "Net Loss" for any Company Year shall mean the net income or loss of the Company for such year, determined in accordance with Code Section 703(a), increased by any income exempt from federal income tax and decreased by any expenditure of the Company described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i). Without limiting the generality of the foregoing, Net Income and Net Loss shall reflect any gains or losses realized by the Company on the sale, exchange or other disposition of

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     Company assets and all deductible Company expenses, including, without limitation, (i) any deduction or amortization of expenses incurred in connection with the formation and organization of the Company, (ii) any guaranteed payments, (iii) any taxes imposed on the Company, (iv) interest payable by the Company, and (v) general operating expenses of the Company. Net Income and Net Loss shall be determined net of items of Company gross income, gain, loss, or deduction specially allocated pursuant to Sections 3.6(a) and 3.10.

          (j) "NIBT" for any fiscal period shall mean the Company's net income for such fiscal period as determined in accordance with generally accepted accounting principles ("GAAP"), less (i) all Member Compensation paid or accrued for such fiscal period (to the extent not otherwise deducted in computing net income under GAAP), plus (ii), to the extent included in the calculation of such net income for such fiscal period, the sum of the (A) income and franchise taxes, if any, of the Company for such fiscal period plus (B) unusual and non-recurring losses (as determined in accordance with GAAP) of the Company for such fiscal period, minus (C) unusual and non-recurring gains (as determined in accordance with GAAP) of the Company for such fiscal period, in each case under this clause (ii) net of tax effect, if any.

          (k) A "Parent Entity" of MMC shall mean any corporation owning, directly or through intermediate subsidiaries thereof, at least 50% of the then issued and outstanding shares of capital stock of MMC.

          (l) The "Percentage Interest" of any Member shall mean from time to time the percentage which the number of Vested Units and Unvested Basic Units then allocated to such Member represents of the aggregate number of Vested Units and Unvested Basic Units then allocated to all Members.

          (m) "Proportionate Share" of a Member shall mean that proportion which the number of Units then allocated to such Member bears to the aggregate number of Units then allocated to all Members.

          (n) "Regulations" shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

          (o) "Units" shall mean Vested Basic Units, Unvested Basic Units and/or, as the case may be, Contingent Units.

          (p) "Unrecovered Capital" shall mean, as to a particular Member at a particular time, the excess, if any, of (i) the aggregate Capital Contributions of such Member pursuant to this Article 3 up to such time over (ii) all amounts theretofore distributed in respect of such Member's interest in the Company pursuant to Section 3.9(b)(iii) hereof.

          (q) The "Unvested Basic Units" of any Member from time to time shall mean those Basic Units then allocated to such Member which are not and have not become designated Vested Basic Units of such Member pursuant to this Agreement.

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          (r) The "Vested Basic Units" of any Member from time to time shall mean Basic Units allocated to such Member which are or shall become designated as Vested Basic Units pursuant to this Agreement.

          (s) The "Vested Units" of any Member from time to time shall mean the sum of those Basic Units then allocated to such Member which are or have become designated as Vested Basic Units pursuant to this Agreement plus those Contingent Units of such Member which have become Vested Units of such Member pursuant to this Agreement.

     3.2 Issuance, Allocation and Vesting of Units

          (a) Each Member shall be allocated the respective number of Basic Units and Contingent Units set forth on Schedule A hereto, as the same may be amended from time to time; provided that no Units shall be issued to any of the Executive Members until such time as each of the Executive Members commences full-time employment with the Company pursuant to his respective Employment Agreement.

          (b) All Basic Units allocated to MMC shall be deemed Vested Basic Units for all purposes.

          (c) A portion of the Basic Units allocated to a particular Executive Member shall become Vested Basic Units if and only at such time, and only from and after the time, that the Executive Member completes the applicable number of full years of continuous employment service with the Company as indicated below:

                                              Portion of Basic Units
          Which Shall
          Years of Employment Service         Become Vested Basic Units

          One (1)                             33-1/3%
          Two (2)                             70%
          Three (3)                           100%

          In other words, and by way of example, if an Executive Member completes one (1) year, two (2) years or three (3) years of continuous employment service with the Company, then 33-1/3%, 70% or 100%, respectively, of the Basic Units then allocated to him shall be considered Vested Basic Units, and 70%, 33-1/3% and 0%, respectively, of the Basic Units then allocated to him shall be henceforth considered Unvested Basic Units.

          (d) If an Executive Member's employment with the Company shall terminate, and such termination shall be a termination for "Cause" (as such term is defined in his Employment

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     Agreement), then all of his Units other than Vested Units shall be deemed canceled, relinquished and terminated.

          (e) If an Executive Member's employment with the Company shall terminate and such termination shall be a termination due to the Executive's Member's death or "Disability" (as such term is defined in his Employment Agreement), or a termination in the context of "Inadequate Company Performance" (as such term is then defined in his Employment Agreement), then all of his Units other than Vested Units shall be deemed canceled, relinquished and terminated.

          (f) If an Executive Member shall elect to terminate his employment with the Company (a "Voluntary Termination") prior to the end of the then scheduled expiration date of the "Initial Term" (as such term is then defined under his Employment Agreement), or any then current "Additional Term" (as such term is then defined in his Employment Agreement), then all of his Units other than Vested Units shall be deemed canceled, relinquished and terminated.

          (g) If an Executive Member's employment with the Company shall be terminated by the Company under any circumstance other than one referred to in paragraph (d), (e) or (f) above, all of his then Unvested Basic Units shall become Vested Basic Units, and all of his Contingent Units which have not previously become Vested Units shall be deemed canceled, relinquished and terminated.

          (h) In the event any of the Unvested Basic Units or any of the Contingent Units of an Executive Member (other than any of the Units allocated originally to Shannonhouse) shall be canceled, relinquished and terminated under any of the circumstances set forth in clauses (d) through
     (g) above (the "Terminated Units"), then a number of Unvested Basic Units equal to 50% of the number of said Terminated Units which were Unvested Basic Units, and a number of said Contingent Units equal to 50% of the number of Terminated Units which were Contingent Units, shall be allocated among the then remaining Executive Members who are then in the full-time employ of the Company, in proportion to the respective numbers of Basic Units and the respective numbers of Contingent Units then allocated to such remaining Executive Members. It is expressly understood that no such allocation of Units corresponding to Terminated Units shall be made in the event of the termination of employment of Shannonhouse. Without limiting any rights which MMC or the Managing Member(s) or the Company may have under Section 3.4 hereof, the Managing Member(s) and the Company may elect to reserve for issuance to other or future executives of the Company a number of Units equal to 50% of the aggregate number of Terminated Units (the "Reserved Units").

          (i) If NIBT of the Company for a particular Company Year shall be such that it meets any of the NIBT Performance Targets set forth below (and as the same shall be increased as hereinafter provided), the portion of the Contingent Units which are originally allocated to any particular Executive Member who is then in the full-time employ of the Company (and which are not canceled, relinquished or terminated under any of the circumstances set forth above),

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     corresponding to the applicable NIBT Performance Target achieved, shall become Vested Units of such Executive Member in accordance with the following cumulative vesting percentages set forth below, so that once a portion of an Executive Member's Contingent Units become Vested Units, no additional portion of his Contingent Units will become Vested Units unless and until a higher NIBT Performance Target is achieved for a subsequent Company Year, and then only to extent of the additional percentage portion to which such Performance Target shall apply:


                                         Cumulative Portion of Contingent
              NIBT                       Performance Targets

     At least $3,000,000, but
          less than $4,000,000                         50%

     At least $4,000,000, but
          less than $5,000,000                         62.5%

     At least $5,000,000, but
          less than $6,000,000                         75%

     At least $6,000,000, but
          less than $7,000,000                         87.5%

     At least $7,000,000, or more                      100%

     For each Company Year ending on or after June 30, 2001, the NIBT Performance Targets set forth above shall be increased by five percent (5%) of the corresponding NIBT Performance Targets then in effect. By way of example, if NIBT for a Company Year (ending before June 30, 2001) shall equal $5,100,000, then 75% of the Contingent Units originally allocated to a particular Executive Member who is then in the full-time employ of the Company (and which are not canceled, relinquished or terminated) shall be considered Vested Units, and no additional portion of such Contingent Units shall become Vested Units until NIBT for any subsequent Company Year of the Company (ending before June 30, 2001) equals or exceeds $6,000,000 (in which event an additional 12.5% of such original Contingent Units shall become Vested Units); and if, in this example, the subsequent Company Year in question were the Company Year ending June 30, 2002, then no additional portion of such Contingent Units (in excess of said 75%) shall become Vested Units unless for said year NIBT were to equal or exceed $6,615,000.

          (j) If the Company, or, if MMC is then the Managing Member, MMC or a Parent Entity of MMC, shall consummate an Initial Public Offering prior to the fourth (4th) anniversary of the date hereof and none of the Contingent Units shall then have become Vested Units, then 50% of such Contingent Units then allocated to each of the then Executive Members who shall then be in the full-time employ of the Company (and which were not theretofore canceled, relinquished or terminated) shall become Vested Units, and the remaining balance of all Contingent Units shall be deemed canceled, relinquished and terminated. If the Company, or, if MMC is then the Managing Member, MMC or a Parent Entity of MMC, shall consummate an Initial Public Offering at any other time, or after any of the Contingent Units shall have become Vested Units, then all Contingent Units which shall not have theretofore become Vested Units shall be deemed canceled, relinquished and terminated.

          (k) If the Company, or, if MMC is then the Managing Member, MMC or a Parent Entity of MMC, shall consummate an Initial Public Offering prior to the third (3rd) anniversary of the date hereof, all Unvested Basic Units then allocated to each of the Executive Members who shall then be in the full-time employ of the Company (and which were not theretofore canceled, relinquished or terminated) shall become Vested Basic Units.

          (l) Each of the Executive Members shall promptly, and in any event within the election period specified in the Code and the Regulations, make an appropriate and timely election under Section 83(b) of the Code with respect to the Membership Interest issued to him under this Agreement, which election shall be submitted in advance to MMC for its review and shall be in form and substance reasonably satisfactory to MMC.

     3.3 Contributions; Member Loans.

          (a) Provided each of the Executive Members commences full-time employment with the Company as contemplated by their respective Employment Agreements, MMC shall contribute to the capital of the Company and/or lend to the Company (on an interest-free basis) up to $1,000,000, as shall be required, in the reasonable judgment of MMC, in view of the net cash flow of the Company.

          (b) If, (i) MMC shall (in its sole discretion) have previously contributed to the capital of the Company not less than $2,000,000 in the aggregate (in addition to the $1,000,000 amount of aggregate capital and/or loans referred to in Section 3.3(a) above) (the "Threshold Investment"), and (ii) the aggregate amount of Unrecovered Capital plus the remaining balance of all such interest-free loans referred to in Section 3.3(c) above, shall then equal or exceed $3,000,000, and (iii) MMC shall reasonably determine that funds (in addition to the Threshold Investment), are required by the Company after taking into account such institutional credit facilities as the Company shall be able to obtain without any requirement of personal guarantees by any of the Members or any of their affiliates, MMC shall be entitled to give notice from time to time to the Members setting forth the amount so required (the "Additional Capital") and each such Member shall have within 60 days after the giving of such notice to contribute to the capital of the Company its or his Proportionate Share of such amount. In consideration for such capital contributions, each Member so contributing shall be entitled to receive a number of Vested Basic Units reasonably established by MMC based on the relationship of the aggregate amount to be so contributed in relation to the then fair market value of the Company and the aggregate number of Units then allocated among the

     Members (any such new Units to be so allocated in respect of such contributions of Additional Capital being referred to herein as "Additional Vested Units").

          (c) If a Member fails to contribute his or its Proportionate Share of any Additional Capital (the "Uncontributed Amount") when required under clause (b) above, the other Members (the "Contributing Members") may (but shall not be required to) contribute such Uncontributed Amount and shall be allocated the Additional Vested Units corresponding to such Uncontributed Amount. The fraction of the Uncontributed Amount which may be contributed by any particular Contributing Member shall be determined on the basis of the then Percentage Interest of each Contributing Member in relation to the aggregate Percentage Interests of all such Contributing Members, all as established by notices of election to make such applicable portions of the contributions, followed by the making of the applicable portions of the Additional Contribution within sixty (60) days after the expiration of the original sixty (60) days contribution period.

          (d) Anything to the contrary contained herein notwithstanding, in lieu of making any contribution of capital, MMC shall be entitled to determine, if it deems appropriate, to advance, or to cause one or more of its affiliates to advance, as loan(s) to the Company such funds, in addition to or in lieu of any Threshold Investment, as it shall reasonably determine the Company to require and as it shall be willing in its discretion to so advance or to have so advanced, each such loan to be on such terms as to repayment and otherwise, and to bear interest at such rate, as MMC shall reasonably establish from time to time, each such loan being herein called a "Member Loan." Notwithstanding the foregoing, the amount of MMC's first Member Loans which in the aggregate, when added to MMC's capital contributions, do not exceed $1,000,000 shall bear no interest, and thereafter, the interest rate charged by MMC to the Company for any Member Loans shall not exceed the highest rate of interest from time to time charged to MMC or any Parent Entity of MMC by any of its then institutional lender(s).

          (e) The Managing Member(s) shall be entitled, without the consent or approval of any other Member, to amend Schedule A hereto from time to time to reflect any allocations of Units and/or other matters contemplated by this Section 3.3.

     3.4 New Members. The Managing Member(s), acting on behalf of the Company, may admit one or more additional Members at any time into the Company. The terms and conditions, including the capital contribution, of each such admission shall be fixed by the Managing Member(s) at the time of such admission; provided, however, that (a) if any Member is admitted to the Company, the terms and conditions of such admission shall not materially reduce the rights and entitlements of any then Member without such Member's consent thereto, unless such reduction is a reduction affecting all the Members on a pro rata basis, and
(b) if such Member is or is about to become an executive employee of the Company (a "New Employee Member"), the issuance of a Membership Interest to such New Employee Member (other than the issuance of Membership Interests to Executive Members as contemplated by Schedule A hereto) shall be subject to the approval of Shannonhouse (so long as Shannonhouse shall be an Executive Member) if (i) the effect of such admission is to reduce the aggregate Percentage Interests of the Executive Members and (ii) the Membership Interest issued to such New Employee Member (and the Membership Interest theretofore issued to previously admitted New Employee Members (other than as contemplated by Schedule A hereto)) consists of Units which exceed 50% of the number of Terminated Units. The Managing Member(s) shall be entitled, without the consent or approval of any other Member, to amend Schedule A hereto from time to time to reflect the admission of any additional Members (if such admission is permitted under the provisions of this Agreement) and to reflect any corresponding changes to the Units allocated among the Members.

     3.5 Capital Accounts.

          (a) A separate capital account ("Capital Account") shall be established and maintained for each Member in accordance with the substantial economic effect and special rule provisions of Regulations Sections 1.704-1(b)(2) and 1.704-2. The Members' respective Capital Accounts shall be kept separate and apart from the books in which the Company maintains records of the Company's adjusted tax basis in its assets and the Members' adjusted tax bases in their Company interests. Each Member's Capital Account shall be (i) increased by the amount of such Member's Capital Contributions and any Net Income and items of gross Company income and gain allocated to such Member pursuant to this Article 3 and (ii) reduced by the amount of all distributions made to such Member in respect of its interest in the Company, whether pursuant to this Article 3 or otherwise, and any Net Loss and items of gross Company deduction and loss allocated to such Member pursuant to this Article 3. In addition, the Members' Capital Accounts are to be adjusted in accordance Section 3.5(b) hereof, if applicable. Allocations under Section 3.5(d) hereof shall affect the Members' Capital Accounts only to the extent provided in such Section. Distributions and/or payments to Members constituting guaranteed payments shall not be considered a distribution in respect of such Member's interest in the Company, and will not affect such Member's Capital Account other than by reason of the effect of such guaranteed payments on the Net Income of the Company allocated to such Member.

          (b) The assets of the Company shall be revalued on the books of the Company to equal their fair market values in accordance with Regulations
     Section 1.704-1(b)(2)(iv)(f) at the following times: (i) the conversion of any of the Contingent Units into a Vested Unit; (ii) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution to the capital of the Company; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than money) as consideration for an interest in the Company; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (ii) and (iii) above shall be made only if required by and in the sole discretion of the Managing Member(s). Upon a revaluation of the Company's assets pursuant to this Section 3.5(b), and before giving effect to any of the then applicable events discussed in any of clauses (i) through (iv) above, the fair market values of such assets shall be determined in accordance with Section 3.13 hereof and each Member's Capital Account shall be increased or decreased in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).

          (c) When property is reflected in the Capital Accounts at a book basis different from the basis of such property for federal income tax purposes, all Net Income, Net Loss and items of gross Company income, gain, deduction and loss with respect to such property shall be determined for purposes of adjusting Capital Accounts based on the book basis of such property in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

          (d) For federal income tax purposes, all gain, loss, depreciation or amortization with respect to property which is reflected in the Capital Accounts at a basis different from the tax basis of such property shall be allocated among the Members in a manner that takes into account such difference in accordance with the principles of Code Section 704(c) and Regulations Section 1.704-3. Allocations pursuant to the previous sentence are solely for federal, state, and local income tax purposes and shall not affect or in any way be taken into account in computing a Member's Capital Account or share of distributions pursuant to any provision of this Agreement. Similarly, items of tax credit and tax credit recapture shall be allocated to the Members in accordance with Regulations Section 1.704-1(b)(4)(ii), but shall not be credited or charged to their respective Capital Accounts except to the extent required under Regulations Section 1.704-1(b)(2)(iv)(j).

     3.6 Allocations of Net Income. Items of Company gross income (but not gain) and Net Income for each Company Year shall be allocated as follows:

          (a) First, items of Company gross income (but not gain) shall be allocated to each Member to the extent that the aggregate amount of Member Compensation paid or accrued to such Member for such Company Year and all prior Company Years exceeds the items of Company gross income previously allocated to such Member pursuant to this Section 3.6(a).

          (b) Second, any Net Income (after giving effect to the allocations under Section 3.6(a) above) shall be allocated to the Members in the ratio of their respective Percentage Interests.

     3.7 Allocations of Net Loss. Net Loss for each Company Year shall be allocated as follows:

          (a) First, to the Members in the ratio of their respective Percentage Interests to the extent of their respective positive Capital Account balances.

          (b) Second, to the Members in the ratio and to the extent of their respective then outstanding Member Loans (if any).

          (c) Thereafter, to the Members in the ratio of their respective Percentage Interests.

     3.8 Limitation on Net Loss Allocations. Notwithstanding any provisions of this Article 3 to the contrary, and in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations, no Member shall be allocated Net Loss to the extent such allocation would cause or increase a deficit balance in such Member's Capital Account in excess of such Member's then Permissible Capital Account Deficit (as defined in Section 3.10(a)(iii) below). Solely for purposes of the limitation in the previous sentence, the Members' Capital Accounts shall be deemed reduced by the reasonably expected adjustments, allocations and distributions described in paragraphs (4), (5), and (6) of Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of Net Loss that would be made to a Member but for such limitation shall be made to the other Members to the extent not inconsistent with such limitation.

     3.9 Distributions.

          (a) Except as provided in clause (b)(i) and clause (b)(ii) of this
     Section 3.9 or in Article 4 hereof, no distributions, whether in respect of the Net Income of the Company or otherwise, shall be made to the Members, except if, as and then only to the extent, determined from time to time by a Majority in Interest of the Members in the sole and absolute discretion of such Majority in Interest.

          (b) Distributions, other than distributions upon the liquidation of the Company, and guaranteed payments, if and when made, shall be made as follows and in the following order of priority:

               (i) To the Members, to the extent of their respective amounts of Member Compensation, it being understood that payments contemplated by any Executive Member's employment agreement, or the providing of benefits to such Executive Member under any employee benefit plan or program, shall be deemed to constitute the distribution of the full amount of the Member Compensation to which such payments or benefits relate (with no separate distribution being required for the amount of Member Compensation attributable to such benefits).

               (ii) After the end of each calendar year, to the extent permissible pursuant to financing agreements to which the Company is now or hereafter may become a party, the Company shall distribute to each Member the aggregate amount by which (A) federal income taxes that would be payable by an individual in the highest tax bracket applicable from time to time to an individual (and taking into account the character of such income), with respect to the taxable income and gains of the Company allocated to such Member for the Company Year ending in such calendar year and for all prior Company Years, and after giving effect to all deductions and losses of the Company allocated to such Member for such Company Year and prior Company Years, if applicable (and in each case applying such highest applicable tax brackets thereto), exceeds (B) all amounts previously distributed (or deemed distributed) to such Member pursuant to clause
          (i) above or this clause (ii). Subject to the limitations set forth above, the Company will, where reasonably practicable, make distributions required by this clause (ii) (and not made or deemed made under clause (i) above), to the extent of the greater of (x) 75% thereof, and (y), if for any calendar year Net Income is reasonably expected to exceed by more than 10% the Net Income for the immediately preceding calendar year, and if tax rates are not reduced, 110% of the amount distributed to such Member in respect of such preceding calendar year pursuant to this clause (ii), on a quarterly basis to facilitate the payment of quarterly estimated income taxes by the Members, subject to adjustment at or following the end of such calendar year, as the Company may deem appropriate (including the right of the Company to require prompt repayment of amounts distributed under this sentence in excess of that ultimately determined to be required to be distributed for such calendar year).

               (iii) Thereafter, distributions to the Members will be made in the ratio of their respective amounts of Unrecovered Capital, up to the amount of each such Member's Unrecovered Capital.

               (iv) Thereafter, if all Member Loans are repaid in full, distributions to the Members will be made in the ratio of their respective positive Capital Account balances.

          (c) Distributions in connection with the liquidation of the Company shall be made as provided in Section 4.3 hereof.

     3.10 Regulatory Allocations and Related Matters.

          (a) The following allocations shall be made in accordance with and to the extent required by Regulations Sections 1.704-2(f), 1.704-2(i), and 1.704-1(b)(2)(ii)(d). References in this Section 3.10 to "partner" and "partnership" are intended to relate to the characterization of the Members and the Company, respectively, for federal income tax purposes.

               (i) If there is a net decrease in partnership minimum gain during a Company Year (determined in accordance with Regulations Section 1.704-2(d)), items of Company gross income and gain shall be allocated to the Members as quickly as possible in the amounts and manner described in Section 1.704-2(f) of the Regulations. This clause (i) is intended to comply with the minimum gain chargeback requirement relating to any nonrecourse liability of the Company set forth in Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

               (ii) If there is a net decrease in partner nonrecourse debt minimum gain during a Company Year (determined in accordance with Regulation Section 1.704-2(i)(3)), items of Company gross income and gain shall be allocated as quickly as possible to those Members who had a share of such partner nonrecourse debt minimum gain at the end of the preceding Company Year (determined in accordance with Regulation Section 1.704-2(i)(5)) in the amounts and manner described in Regulation Section 1.704-2(i)(4). This clause (ii) is intended to comply with the minimum gain chargeback requirement relating to nonrecourse debt set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

               (iii) If a Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704- 1(b)(2)(ii)(d) of the Regulations which creates or increases a deficit balance in his or its Capital Account in excess of the sum (with respect to each Member, such Member's "Permissible Capital Account Deficit") of (A) such Member's share of the partnership minimum gain (as determined at the end of such Company Year in accordance with Regulation Section 1.704-2(g)), (B) such Member's share of the partner nonrecourse debt minimum gain (as determined at the end of such Company Year in accordance with Regulation Section 1.704-2(i)(3)), and (C) such Member's deficit Capital Account restoration obligation under this Agreement, if any, then items of Company gross income and gain shall be allocated to such Member as quickly as possible to eliminate such excess, as required by Regulation Section 1.704-1(b)(2)(ii)(d), provided that an allocation pursuant to this clause (iii) shall be made only if and to the extent such excess would exist after all other allocations provided for in this Section 3.10 have been tentatively made for such Company Year as if this clause (iii) were not in this
          Section 3.10. This clause (iii) is intended to comply with the qualified income offset requirement set forth in Regulation Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               (iv) Notwithstanding anything in this Agreement to the contrary, all items of Company gross deduction and loss attributable to a partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated to the Member or Members that bear the economic risk of loss for such partner nonrecourse debt in accordance with Regulations Section 1.704- 2(i)(1).

          (b) The allocations required by Section 3.8 hereof and in clause
     (a)(iii) of this Section 3.10 (the "QIO Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent permissible under the Regulations, all QIO Allocations shall be offset either with other QIO Allocations or with special allocations of other items of Company gross income, gain, loss or deduction pursuant to this clause (b). Therefore, notwithstanding any other provision of this Article 3 (other than clause (a) of this Section 3.10), the Managing Member(s) shall make such offsetting special allocations of Company gross income, gain, loss or deduction in whatever manner the Managing Member(s) shall reasonably determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the QIO Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.6 and 3.7 of this Agreement.

          (c) The provisions of this Agreement shall be amended and the manner in which tax items are allocated shall be modified to the extent necessary to comply with Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that any such amendment shall be made only if it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 4.3 of the Agreement upon the liquidation of the Company.

     3.11 Determination by Managing Member(s) of Certain Matters.

          (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article 3 hereof, including the taxes thereon and accounting procedures applicable thereto, shall be determined by the Managing Member(s) in all cases unless expressly otherwise provided for by the provisions of this Agreement.

          (b) The Managing Member(s) may, without the consent of any other Member, amend the provisions of this Agreement relating to the manner in which tax items are allocated to the extent necessary to comply with Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that any such amendment may be made only if it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 4 hereof upon the liquidation of the Company.

     3.12 No Interest on Capital. Except as provided in this Agreement, no Member shall be entitled to receive any interest on or in respect of any amount allocated to such Member's Capital Account or on or in respect of any distribution or withdrawal therefrom or thereof permitted under this Agreement.

     3.13 Withdrawals by Members. Except as provided in this Agreement, no Member shall have the right to withdraw any funds or other assets from the Company or such Member's Capital Account without the prior written consent of the Managing Member(s).

     3.14 Fair Market Value Determinations. For purposes of determining the fair market value of securities and other assets pursuant to this Article 3, such securities or assets shall be valued as of the then most recent practicable date prior to the event for which such valuation is made by an appraiser selected by the Managing Member(s).


                                    ARTICLE 4

                                   DISSOLUTION

     4.1 Grounds. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of the following: (a) December 31, 2045, (b) upon the election of the Managing Member(s), (c) except as otherwise provided in this Agreement, the death, insanity, bankruptcy, dissolution or withdrawal of a Managing Member or the occurrence of any other event which terminates the continued membership of a Managing Member in the Company, and (d) subject to the terms of this Agreement, any other event causing the dissolution of the Company under the Act, unless in the case of clauses (c) and (d) immediately above, only, within 90 days after such event, a Majority in Interest of the remaining Members agree in writing to continue the business of the Company.

     4.2 No Right to Cause Dissolution. Notwithstanding the provisions of
Section 4.1 hereof, no Member shall have the right to retire, resign or withdraw (as such terms are used in the Act, it being understood that this Section 4.2 is not intended to affect any provision of any Employment Agreement) as a Member or otherwise cause, voluntarily or involuntarily, a dissolution of Company other than as expressly permitted pursuant to clause (b) of said Section 4.1, or in connection with a transfer permitted pursuant to Article 5 hereof, and any such action or any such dissolution caused by a Member, other than as so permitted, shall constitute a breach by such Member of its obligations under this Agreement.

     4.3 Liquidation. Upon dissolution of the Company, the Managing Member(s) shall (i) within a reasonable time cause the Company's assets to be liquidated in an orderly and business-like manner so as not to involve undue sacrifice, and
(ii) take the following actions and make the following distributions out of the assets of the Company in the following manner and order:

          (a) first, pay or establish adequate reserves for all debts and liabilities of the Company to persons other than Members and expenses of liquidation in the order of priority provided by law;

          (b) then, establish any reserves which the Managing Member(s) reasonably deems necessary to provide for contingent liabilities or obligations of the Company; provided, however, that, at the expiration of such period of time as the Managing Member(s) may reasonably deem advisable, the balance of any reserves shall be paid or distributed as provided in clauses (c) through (e) of this Section 4.3 (in the order of priority thereof), it being agreed that such reserves may, at the election of the Managing Member(s), be paid over to an independent escrow agent to be held by it as escrowee for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies;

          (c) then, pay out of the balance of such assets, if any, the outstanding balance of all remaining debts and liabilities of the Company to the Members to whom the same are owed, pro rata;

          (d) then pay the Members who have Unrecovered Capital, pro rata, to the extent of their respective amounts of Unrecovered Capital, the balance, if any, of such assets;

          (e) then, pay the Members, pro rata, to the extent of their respective positive Capital Account balances (determined after giving effect to all allocations called for by Article 3 hereof), the balance, if any, of such assets; and

          (f) then pay the balance, if any, of such assets to the Members in the ratio of their respective Percentage Interests.

Except as otherwise expressly provided herein, upon such distribution, no Member shall have any rights or claims against the Company or any other Member with respect to, and notwithstanding any imbalance in, the respective Capital Accounts of the Members.

     4.4 Deferral of Distribution. Notwithstanding the provisions of Section 4.3(c) immediately above, if, upon dissolution of the Company, the Managing Member(s) shall reasonably determine that sale of part or all of the Company's assets would cause undue loss to the Members, the Managing Member(s) may, in order to avoid such losses, defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Company.

     4.5 Restoration Obligations. No Member shall have any obligation to restore any deficit balance in its capital account following the "liquidation" (as such term is defined in Regulations Section 1.704-1(b)(2)(ii)(g)) of its interest in the Company; provided, however, that for so long as MMC shall be the sole Managing Member, upon dissolution and termination of the Company, MMC shall be obligated to contribute to the capital of the Company an amount equal to the lesser of (i) the deficit balance, if any, in its Capital Account, or (ii) the excess of 1.01 percent of the total Capital Contributions of the other Members over the aggregate Capital Contributions previously made by MMC to the Company.

     4.6 No Right to Partition. The Members, on behalf of themselves and their heirs, personal representatives, successors and assigns, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company, or any interest which is considered to be Company assets, regardless of the manner in which title to any such assets may be held.


                                    ARTICLE 5

                 RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTEREST

     5.1 Restrictions on Transfer. A Member shall not have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its Membership Interest (each, a "Transfer"), and no Member shall have any right to substitute a transferee in its place as a Member, except as expressly consented to by the Managing Member(s) and then only upon such terms and conditions as the Managing Member(s) shall specify, subject, however to the provisions of this
Article 5. Any such unpermitted purported Transfer shall be null and void ab initio and of no force or effect. MMC and any transferees or successors in interest thereto designated by it shall be expressly permitted to Transfer its (their) Membership Interests and to cause any such transferee or successor to be admitted as a Member so long as it complies with the provisions of Section 5.2 below.

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     5.2 Tag-Along Right and Drag-Along Right in Certain Third Party Sales.

          (a) If MMC desires to Transfer, in a transaction which shall be a bona fide transaction on arm's length terms, any Minimum Portion (as hereinafter defined) of the Membership Interest held by it, or all of the Membership Interest held by it if such Membership Interest is a Minimum Interest (as hereinafter defined), to a Person other than any of its affiliates (a "Third Party") (such a Transfer being referred to as a "Third Party Sale"), the Executive Members shall have, under the circumstances described below, the right or obligation to participate in such Third Party Sale by selling all or a portion (as applicable) of the Membership Interests held by such Executive Members, in each case on the terms and conditions provided herein. A "Minimum Portion" of MMC's Membership Interest, or a "Minimum Interest," as the case may be, means a portion of, or all of, such Membership Interest corresponding to a number of Vested Units equal to at least 35% of the aggregate number of Vested Units and Unvested Basic Units then allocated to all Members.

          (b) MMC shall notify the Executive Members as soon as practicable of the intent to engage in a Third Party Sale and shall provide the Executive Members with written notice (a "Sale Notice") at least 15 business days prior to the proposed closing of any Third Party Sale. Such Sale Notice shall set forth: (i) the name and address of the Third Party, (ii) the portion of the Membership Interest proposed (based on the number of Vested Units represented by such portion of Membership Interest) to be sold (such portion being referred to herein as a the "Sale Interest") to the Third Party and the percentage (the "Percentage") that such Sale Interest represents (based on the number of such Vested Units) of the total Membership Interest held by MMC, (iii) whether MMC is exercising its right under this Agreement to require the other Executive Members to sell all or a portion of their Membership Interest in accordance with Section 5.2(d) below, (iv) the proposed amount and form of consideration to be paid for such Sale Interest by the transferee and the terms and conditions of payment, and (v) the proposed closing date for the Third Party Sale.

          (c) (i) If any Executive Member wishes to sell all or a portion of such Executive Member's Membership Interest in the Third Party Sale (a "Tag-Along Participant"), the Tag-Along Participant shall provide written notice to MMC within 10 business days of the date the Sale Notice is given (the "Tag-Along Acceptance Notice"). The Tag-Along Acceptance Notice shall indicate (A) that the Tag-Along Participant wishes to participate in the Third Party Sale and (B) the portion of the Membership Interest thereof which the Tag-Along Participant proposes to sell in the Third Party Sale. If the Sale Interest represents less than 50% of the aggregate Units allocated to all of the Members, a Tag-Along Participant shall be entitled to sell in the Third Party Sale the portion of his Membership Interest not to exceed (x) the number of Vested Units then allocated to the Tag-Along Participant, multiplied by (y) the Percentage. If the Sale Interest represents 50% or more of the aggregate Units allocated to all of the Members (a "Change of Control Transaction"), a Tag-Along Participant shall be entitled to sell in the Third Party Sale the portion of his Membership Interest equal to 100% of the number of Vested Units and Unvested Basic Units (but not the Contingent Units) then allocated to the Tag-Along Participant. Any sale of the Membership Interests of a Tag-Along Participant in a Third Party Sale shall be first out of such Participant's

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     Vested Units, and, to the extent that the Percentage Interest reflected in the Membership Interest sold by such Tag-Along Participant in such Third Party Sale is of more than the aggregate number of Vested Units of such Tag-Along Participant, shall next shall be out of such Tag-Along Participant's Unvested Basic Units. The sale of a Membership Interest by any Tag-Along Participant in a Third Party Sale shall be for the same consideration per one percentage point unit of Percentage Interest, and on the same other terms and conditions, as the sale of the Sale Interest by MMC to such Third Party; provided, however, that, if such Sale is pursuant to a Change of Control Transaction and the consideration payable includes an installment note obligation of the purchaser, then, the Tag Along Participant shall be entitled to elect in the Tag Along Notice to receive, in lieu thereof, payment in two equal installments, the first at the closing and the second on the first anniversary thereof, in an amount such that the present value of such two payments equals the present value of such installment note obligation, all as reasonably determined by MMC. For purposes of computing present value, the discount factor shall be the then prevailing yield for corporate bonds with a remaining term to maturity similar to the installment note obligation term and a rating similar to that which could reasonably be expected for such installment note obligation if a rating therefor were obtained, as published by The Wall Street Journal or, if not available therein, another recognized source for such information, all as reasonably determined by MMC.

               (ii) If no Tag-Along Acceptance Notice is received by MMC within the 10 business day period specified above, MMC shall have the right, during the period of 180 days following expiration of such 10 business day period, to Transfer the Sale Interest without any participation by the Executive Members, to the Person(s) identified in the Sale Notice for the Specified Price (as hereafter defined) or any lower price and on the same terms and conditions as set forth in the Sale Notice or any terms which are not economically superior thereto. For purposes of this Section 5.2, the term Specified Price shall mean the sum of (i) the amount of cash consideration per one percentage point unit of Percentage Interest included in the price set forth in the Sale Notice and (ii) the then present market value of any non-cash consideration per one percentage point unit of Percentage Interest included in the price set forth in the Sale Notice (as determined by a nationally recognized accounting or investment banking firm selected by the Managing Member(s)).

               (iii) If one or more Tag-Along Acceptance Notices are received by MMC within the 10 business day period specified above, then the portion of the Membership Interest which MMC and each Tag-Along Participant shall be entitled to sell at the closing of the Third Party Sale shall be (A) the aggregate Membership Interest the Third Party is willing to purchase, multiplied by (B) a fraction, the numerator of which is equal to the Percentage Interest reflected in the portion of the Membership Interest proposed to be sold by MMC or such Tag-Along Participant, as the case may be, and the denominator of which is equal to the aggregate Percentage Interests reflected in the portion of the Membership Interests proposed to be sold by MMC and all Tag-Along Participants, in each case subject to the fifth sentence of
          Section 5.2(c)(i) above.

          (d) MMC, at its option, may require that the Executive Members sell the Percentage of their respective Membership Interests to the Third Party as part of the Third Party Sale. If MMC so requires the Executive Members to sell the Percentage of their respective Membership

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


     Interests to the Third Party as part of the Third Party Sale, then such Executive Members shall sell the Percentage of their respective Membership Interests to the Third Party on the same terms and conditions as the sale by MMC of the Sale Interest to such Third Party and as if the fifth sentence of Section 5.2(c)(i) above applied thereto.

          (e) The closing of a Third Party Sale involving Tag-Along Participants shall take place on such date and at such time as MMC specifies to the Tag-Along Participants on not less than three (3) business days prior notice.

          (f) At any closing of the Transfer of Membership Interests pursuant to this Agreement by a Executive Member to a Third Party in connection with a Third Party Sale, each party Transferring all or any portion of such party's Membership Interest (each, a "Transferor") shall Transfer, convey and deliver all right, title and interest in and to such Membership Interest being Transferred by such party, which shall constitute (and, at the closing, the Transferor shall certify the same in writing) good and unencumbered title to such Membership Interest, free and clear of all Liens, subject to the restrictions of this Agreement. In addition, each Transferor shall deliver to the party to which such Membership Interest is being Transferred (the "Transferee") at such closing any opinions of counsel (relating to transferability) and certificates that the Transferee may reasonably request.

          (g) If any Executive Member Transfers all or any portion of such Executive Member's Membership Interest in a Third Party Sale, such Executive Member shall be responsible for their Proportionate Share of the liabilities and obligations (including, for example, liabilities and obligations for indemnification amounts and post-closing purchase price adjustments) of the Executive Members who participate in the Third Party Sale (and which are not paid by the Company), in each case, other than any such liability or obligation which is particular to MMC and from which such Executive Member derives no benefit. In addition, in the event any such Transfer by an Executive Member gives rise (in the opinion of counsel to the Company chosen by the Managing Member(s)) to an obligation on the part of the Company to deduct and withhold income taxes for which the Executive Member is liable as a result of such Transfer, the Company shall have a lien against the proceeds of such Transfer for the amount of such withholding obligations. To the extent the cash proceeds of such Transfer immediately due on such Transfer are insufficient for this purpose, the Company shall be entitled to deduct and withhold the necessary amount from any amounts then and in the future owing to the Executive Member by the Company.

     5.3 Participation Right.

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

          (a) Subject to the limitations and exceptions set forth herein, if the Managing Member(s) shall determine to allow a Third Party to contribute capital to the Company and become a Member thereof (a "Third Party Contribution"), at least ten (10) days prior to any such proposed Third Party Contribution to which a participation right applies as aforesaid, the Company shall give to each then Executive Member a written notice of such proposed Third Party Contribution, together with particulars thereof, including the proposed amount and form of consideration to be paid for such Membership Interest by the Third Party and the terms and conditions of payment, and, in such notice, the Company shall offer to each then Executive Member, subject to consummation of such proposed contribution, for twenty (20) days commencing on the giving of such notice, at the same price per one percentage point unit of Percentage Interest and on the same terms and conditions, the opportunity to purchase from the Company all or a portion of that Membership Interest as would, if such participation right were exercised, preserve the Percentage Interest of such Executive Member. Anything contained herein to the contrary notwithstanding, the written notice of the proposed Third Party Contribution to which a participation right applies as aforesaid need not be given prior to such proposed Third Party Contribution so long as such offer is sent within five (5) days thereafter and remains open for a twenty (20) day period from receipt thereof.

          (b) If an Executive Member elects to accept such offer, such Executive Member shall so signify by written notice to the Managing Member(s) given within such ten-day period, indicating the portion of the Membership Interest offered in consideration for the proposed Third Party Contribution which such Executive Member elects to purchase, and deliver the purchase price to the Company upon or within ten (10) days after the proposed closing date of the Third Party Contribution. If the amount of the proposed Third Party Contribution or any of the price or the material terms or conditions thereof is changed, the Company shall notify each then Executive Member of any such change and such Executive Member shall have the later to expire of five (5) days after such Executive Member's receipt of such notice of change or twenty (20) days after receipt of the initial offer within which to accept the initial offer as so changed or to rescind or modify such Executive Member's prior acceptance.

          (c) The provisions of this Section 5.3 shall not be applicable to the sale or issuance by the Company of (i) Membership Interests and other securities of the Company issued or issuable upon conversion or exercise of any interests, securities, options or rights theretofore sold, issued or granted by the Company, (ii) Membership Interests or other securities issued pursuant to a merger, consolidation or reorganization of the Company, (iii) Membership Interests or other securities of the Company issued for consideration other than cash, (iv) subject to the provisions of
     Section 3.4(b) hereof, Membership Interests or options, warrants or like securities, granted or issued to employees of or consultants to the Company (or any subsidiary thereof) reflecting the allocation of a number of Units not exceeding 10% of the total number of Units then allocated to all Members, (v) Membership Interests or other securities issued in connection with any split or combination or reclassification of the Membership Interests or other securities of the Company not affecting relative equity interests, or (vi) securities issued in connection with an Initial Public Offering.

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     5.4 Purchase and Sale of Membership Interests upon Termination of
Employment. The following provisions shall be applicable in the event that an Executive Member's employment with the Company is terminated (such terminated Executive Member being referred to herein as a "Terminated Member", with all references in this Section 5.4 to a "Terminated Member" being deemed to include such Terminated Member's guardian or other legal representatives, if any, and transferees under the laws of descent and distribution, if any, unless the context otherwise requires).

          (a) Right to Purchase Interest. If an Executive Member's employment with the Company shall terminate for any reason whatsoever, the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the Membership Interest of the Terminated Member (such portion being referred to herein as the "Call Interest") at a price equal to its Appraised Value (as hereinafter defined) as of the date such Terminated Member's employment with the Company is terminated (such date being referred to herein as the "Termination Date"). The rights of the Company set forth in this subsection may be exercised by a written notice from the Managing Member(s)to the Terminated Member at any time no later than ninety
     (90) days following the Termination Date (the "Call Notice"). The Call Notice shall specify the time (which shall not be more than twenty-one (21) days following the determination of the Appraised Value) and place for closing the purchase of the Call Interest. The purchase of such Call Interest shall take place in accordance with, and at the time and place specified in, the Call Notice.

          (b) Obligation to Purchase Interest. If an Executive Member's employment with the Company shall terminate for any reason other than Cause (as then defined in such Member's Employment Agreement) or a voluntary termination by such Executive Member, the Terminated Member shall have the right, but not the obligation, to cause the Company to purchase all, but not less than all, of the Membership Interest of the Terminated Member (such portion being referred to herein as the "Put Interest") at a price equal to its Appraised Value as of the Termination Date. The rights of the Terminated Member set forth in this subsection may be exercised by a written notice from the Terminated Member to the Company at any time no later than ninety (90) days following the Termination Date (the "Put Notice"). The Put Notice shall specify the time (which shall not be more than twenty-one (21) days following the determination of the Appraised Value) and place for closing the purchase of the Put Interest. The purchase of such Put Interest shall take place in accordance with, and at the time and place specified in, the Put Notice.

          (c) Determination of Appraised Value; Terms of Payment; Other Provisions.

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               (i) For purposes hereof, the "Appraised Value" of any Call
          Interest or Put Interest to be purchased and sold pursuant to the provisions of this Section 5.4 shall be equal to the fair value thereof, taking into account only the Vested Units allocated to the Terminated Member, and not attributing any value to any Unvested Basic Units or any Contingent Units theretofore allocated to such Terminated Member, such value to be determined by an independent appraiser mutually agreeable to the Company and the Terminated Member, which appraiser shall be appointed within fifteen (15) days following the date of the Call Notice or Put Notice, as the case may be. The Company and the Terminated Member shall use their best efforts to cause the appraiser to determine the Appraised Value within thirty (30) days from the date of such appointment. If the Company and the Terminated Member are unable to agree upon an independent appraiser, then the Company and the Terminated Member shall each promptly select a recognized independent appraiser, and each of the appraisers so appointed shall be instructed to jointly select, within seven (7) days of their appointment, a third independent appraiser, who shall then be instructed to determine such fair value within fifteen (15) days after his appointment. The determination of Appraised Value in accordance with this Section 5.4 shall be final and binding upon the Company and the Terminated Member. The cost of determining the Appraised Value (A) in the case of the purchase and sale of a Call Interest shall be borne by the Company, and (B) in the case of the purchase and sale of a Put Interest shall be borne 50% by the Company and 50% by the Terminated Member.

               (ii) The purchase price for the purchase and sale of the Call Interest or the Put Interest, as the case may be, pursuant to the provisions of this Section 5.4 shall be paid out of the net cash flow of the Company to the extent that such purchase price balance plus the purchase price balance resulting from any other purchase by the Company of a Membership Interest does not exceed 50% of such net cash flow. In the event the Company shall have any such purchase price payment obligations to two or more Members, the amount payable out of such net cash flow for any given Company Year shall be allocated pro rata among such Members. The remaining purchase price balance for any such purchase and sale shall be due and payable on the fifth (5th) anniversary of the Option Closing Date, and shall bear interest at a rate equal to the rate announced from the time to time by the principle lending bank to MMC's Parent Entities, as its prime rate, or in the absence thereof at the prime rate published in The Wall Street Journal or an analogous publication selected by MMC.

               (iii) On the Option Closing Date, such Terminated Member shall pay to the Company any and all liabilities and monetary obligations of the Terminated Member to the Company, and the Company shall be entitled to deduct from the purchase price payable hereunder the full amount of such liabilities and obligations, as well as any income tax which the Company is obligated (in the opinion of counsel chosen by the Managing Member(s)) to deduct and withhold as a result of the subject purchase and sale. At the closing, the Terminated Member shall transfer, convey and deliver all right, title and interest in and to such Call Interest or Put Interest being transferred by such party, which shall constitute (and, at the closing, the Terminated Member shall certify the same in writing) good and unencumbered title to such Call Interest or Put Interest, free and clear of all Liens. In addition, the Terminated Member shall deliver to the Company at such

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          closing any opinions of counsel (relating to transferability) and certificates that the Company may reasonably request.

               (iv) In each case where the Company is entitled or required to exercise an option to purchase a Call Interest or a Put Interest pursuant to this Section 5.4, each Member (including the Terminated Member) shall, at the request of the Company, take such action as is necessary and lawful to permit the Company's exercise of such option and such purchase, including, but not limited to, the incurrence of indebtedness and, if applicable, the creation of legally available surplus (whether by reduction of capital, revaluation of assets or otherwise).


                                    ARTICLE 6

                            CERTAIN OTHER AGREEMENTS

     6.1 Conversion to Corporation. (a) At such time and in such manner as the Managing Member(s) shall determine to be appropriate, the Managing Member(s) shall be entitled to cause the Company to be converted into and reconstituted as a corporation under the laws of the State of Delaware (the "Corporation"), whether by merger, transfer and/or contribution of assets and liabilities of the Company to the Corporation in exchange for shares of capital stock of the Corporation (and distribution of such shares to the Members in liquidation of the Company) or otherwise (a "Conversion", and the actual date of such Conversion being referred to herein as the "Conversion Date"). As of the Conversion Date, each Member shall, to the extent hereinafter provided, be entitled to receive a capital share ownership interest in, and if applicable phantom share grants by, the Corporation substantially equivalent, as reasonably determined by the Managing Member(s), to the Units comprising his or its Membership Interest as of the Conversion Date. Each of the Members hereby agrees to cooperate fully with such Conversion and enter into one or more stockholders' agreements which shall reflect each of their respective rights and obligations as stockholders of the Corporation, which rights and obligations shall be substantially equivalent to the respective rights and obligations of the Members under this Agreement, and with such changes taking account of the differences between the Company and the Corporation and the laws governing the same, as the Managing Member(s) shall reasonably determine (such agreements being hereinafter referred to as the "Stockholders' Agreement").

          (b) In furtherance of the foregoing, upon a Conversion, Members shall be issued capital stock interests in the Corporation in accordance with the following:

               (i) Each Member shall be entitled to receive the following numbers of shares of common stock in the Corporation ("Common Stock"):
          (i) a number of shares of Common Stock equal to the number of Vested Basic Units allocated to such Member as of the Conversion Date (after giving effect to the provisions of Section 3.2 hereof); and (ii) a number of shares of Common Stock, subject to forfeiture in a manner consistent with the vesting requirements under this Agreement for Unvested Basic Units, equal to the number of Unvested Basic Units then allocated to such Member as of the Conversion Date.

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               (ii) Each Member shall also be issued in respect of the sum of such Member's Unrecovered Capital plus the amount of all adjustments made to such Member's Capital Account pursuant to clause (i), (ii) or
          (iii) of Section 3.5(b) hereof (such sum being called such Member's "Capital Amount"), preferred stock of the Corporation with an aggregate redemption price and liquidation preference equal in the aggregate to such Capital Amount, and otherwise with such rights, preferences and privileges as in the reasonable judgment of the Managing Member(s) shall be equitable in light of the rights, preferences and privileges to which Members are entitled under this Agreement in respect of their respective Capital Amounts.

          (c) Upon a Conversion, each Executive Member shall be entitled to be granted in respect of the number of Units then allocated to him which were originally allocated to him as Contingent Units (even if such Contingent Units shall have become Vested Units prior to the Conversion Date) with an equal number of "phantom share units" of the Corporation, containing terms consistent with the provisions of Exhibit A hereto ("Phantom Units"). Phantom Units which correspond to Contingent Units that, as of the Conversion Date, have become Vested Units, if any, will be granted by the Corporation and will be fully vested as of the Conversion Date. Phantom Units which correspond to Contingent Units which have not become Vested Units as of the Conversion Date will vest only at such time as those Contingent Units would have become Vested Units pursuant to the terms of this Agreement had the Company remained a limited liability company. Each Phantom Unit shall, upon the vesting thereof, entitle the grantee thereof to a non-transferable right to receive from the Corporation the following:

               (i) If, as and when a cash dividend or distribution shall be made to the holders of Common Stock, cash in an amount equal to the per share amount of such dividend or distribution.

               (ii) Upon the termination of the grantee's employment with the Corporation, or any other event which would entitle the grantee to have his Membership Interest purchased by the Company pursuant to this Agreement (a "Payment Event"), an amount (the "Redemption Amount") equal to the sum of (i) the fair market value per share of Common Stock on the date of issuance thereof (the "Base Value"), plus (ii) the applicable Phantom Unit Percentage (as hereinafter defined), multiplied by the amount, if any, by which the fair market value per share of Common Stock on the date of the Payment Event (the "Payment Event Value"), exceeds the Base Value; provided, however, that if the Base Value exceeds the Payment Event Value, then the Redemption Amount shall be equal to the Payment Event Value; in all cases as appropriately adjusted for stock splits, stock dividends and stock combinations affecting the Common Stock between the date of such issuance and the date of the Payment Event. The fair market value per share of Common Stock on the date in question shall be determined, on a fully diluted basis, treating as if they were issued and outstanding shares of Common Stock all share equivalents of each Phantom Unit and each other phantom share or stock appreciation right that may be granted by the Corporation (that is, reflecting the aggregate number of shares of Common Stock to or upon which each phantom share or stock appreciation right is equivalent or based). Such fair market value shall be determined in a manner consistent with the determination of Appraised Value in Section 5.4(c) hereof, unless the Common Stock is then publicly traded, in which event fair market value will be determined as the most recent closing market price per share of the Common Stock. The "Phantom Unit Percentage" applicable to a particular grantee shall be 108% (or 111% if such grantee is at the time of such payment a full time resident of the State of Georgia). Phantom Units shall be evidenced by written agreements between the Corporation and the grantee thereof consistent with the provisions of Section 6.1(b) and otherwise in form and substance reasonably required by the Corporation.

          (d) At any time after the Conversion Date, the Corporation shall have the right to convert or to issue in cancellation thereof for all or any portion of any Phantom Units granted by it, shares of Common Stock equal in number to the number of such Phantom Units to be so converted or so canceled. In the event that the conversion or issuance pursuant to this paragraph (d) results in income tax liability to such Executive Member to whom such shares shall be issued, the Corporation will offer to such Executive Member a loan in a principal amount equal to 50% of such tax liability, with the amount of such tax liability being mutually determined by the accountants for the Corporation and the accountants for such Executive Member. Any such loan pursuant to this paragraph (d) shall bear interest at the lowest rate permitted by the Code and the Regulations to avoid the imputation of interest, with all principal thereon being repayable on the earlier of (i) the third anniversary of its issuance and
     (ii) the termination of such Executive Member's employment with the Corporation, and with accrued interest to be payable quarterly. The terms of such loan and of the notes and instruments evidencing the same shall provide for the grant to the Corporation of a first priority security interest in and pledge of the shares of capital stock of the Corporation issued to the holder of the shares in question as security for the loan, and shall otherwise be in form and substance reasonably required by the Corporation.

          (e) Notwithstanding the foregoing, the Company may elect to have issued to any Executive Member(s) in respect of all or any portion (as the Company may determine) of the Contingent Units (or Vested Units which were originally Contingent hereto) allocated to such Executive Member(s), in lieu of Phantom Units, a number of shares of Common Stock equal to the number of such Contingent Units (or Vested Units which were originally Contingent Units) allocated to such Executive Member(s). Such shares of Common Stock shall be issued as of the Conversion Date in respect of such Contingent Units which theretofore shall have become Vested Units, and shall be issued in respect of such Contingent Units which are not vested as of the Conversion Date on such date(s) as the corresponding number of such Contingent Units would have become Vested Units pursuant to the terms of this Agreement had the Company remained a limited liability company. In the event that the issuance of shares of Common Stock after the Conversion Date in respect of Contingent Units which were not Vested Units as of the Conversion Date results in income tax liability to the Executive Member to whom such shares are issued, the provisions of paragraph (d) above regarding the availability of a loan to cover a part of such tax liability shall likewise be applicable.

     6.2 Exchange for Equity of Public Entity. In the event that MMC is then the Managing Member and in the event that the Board of Directors of any Parent Entity of MMC

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determines to sell to the public equity securities of MMC or a Parent Entity of
MMC (the entity whose equity securities are to be sold being referred to herein as the "Public Entity") pursuant to an Initial Public Offering, then, if the Initial Public Offering shall be consummated, the Executive Members shall have the right and the obligation to exchange their Membership Interests in the Company for common share equity in the Public Entity (the "Exchange") in accordance with the following:

          (a) In order for the Exchange to be effected at the option of the Executive Members, a Majority in Interest of the Executive Members must give MMC written notice of their intention to effect the Exchange (an "Exchange Notice") within fifteen (15) days following the date that the Executive Members are given written notice from MMC of the expected occurrence of such an Initial Public Offering (an "IPO Notice"). In the Event that a Majority in Interest of the Executive Members elect to effect the Exchange, all of the Executive Members will be required to effect the Exchange.

          (b) MMC shall have the right to cause the Exchange to occur and to require the Executive Members to effect the Exchange in accordance with this Section 6.2 by setting forth in the IPO Notice its demand that the Executive Members effect the Exchange.

          (c) Pursuant to the Exchange, each Executive Member shall be entitled to receive in exchange for his Membership Interest that number of shares of common stock of the Public Entity ("Public Entity Stock") that have a fair value which is equivalent to the fair value of the Membership Interest of such Member as of the date of the Exchange (the "Exchange Date"), based upon the fair value per share of the Public Entity Stock and the fair value of such Membership Interest as of the Exchange Date (after giving effect to the provisions of Section 3.2 hereof and to the remaining provisions of this paragraph (c)), as determined by a recognized investment banking firm appointed by MMC and reasonably acceptable to a Majority in Interest of the Executive Members (which may be the lead underwriter retained in connection with the Initial Public Offering). In determining the fair value of an Executive Member's Membership Interest, the fair value of the Company as an entity (net of indebtedness) shall be determined as of the Exchange Date (the "Company Value") and the fair value of the Executive Member's Membership Interest shall be deemed to be the portion of the Company Value which would be allocable and distributable to such Executive Member pursuant Section 4.3 hereto (after giving effect to the provisions of Sections 3.2(j) and 3.2(k) hereof as if the Initial Public Offering had occurred).

          (d) The closing of the Exchange shall take place on such date and at such time as MMC specifies to the Executive Members on not less than three
     (3) business days prior notice, and shall only be deemed to be effective if and when the Initial Public Offering giving rise thereto is consummated.

          (e) Upon the closing of the Exchange, all of the Executive Members' rights under this Agreement shall terminate, and the Executive Members shall no longer be Members of, or have any Membership Interest or any other equity or other interest in, the Company.

     6.3 Outside Businesses of MMC. MMC and/or any affiliate thereof may engage in and/or possess interests in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company (provided, that, for so long as MMC shall be the Managing Member of the Company, such business venture is not directly competitive with a substantial portion of the principal operations of the Company to the extent such operations are within the scope of Section 1.5(a) hereof), and the Company and the Members shall have no rights, by virtue of this Agreement or otherwise, in or to such ventures or interests, or the income or profits derived therefrom, and the pursuit or acquisition of any such venture or interest, shall not be deemed wrongful or improper in any manner. Neither MMC nor any affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by or considered a business opportunity of the Company, and MMC or any affiliate thereof shall have the right to take for its own account and benefit (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular venture, investment or business opportunity.

     6.4 Relationship with Affiliates.

          (a) Each of the Members hereby acknowledges and agrees that certain affiliates of MMC may elect to provide various management and support services to the Company, including, without limitation, accounting and financial services, insurance, personnel and human resources services, benefit plan administration, purchasing services, computer support services, shipping and receiving services and safety and health training services (collectively, the "Services"). The Company shall pay the provider(s) of those Services for which costs can reasonably be established a fair allocable portion of such costs, as determined based upon relevant factors, including, without limitation, actual costs attributed to the Company and, where appropriate, the number of employees of the Company or its gross sales in relation to the number of employees or gross sales of those entities sharing such Services with the Company. In addition to and without limiting the foregoing, MMC (or its affiliates) shall be entitled to be paid a continuing fee by the Company, for general management and overhead services for which allocation of costs is not possible, equal to 1.5% of the gross revenues of the Company, such fee to be payable monthly. All determinations as to actual costs, allocations of costs and the amount to be paid by the Company in respect of the Services shall be made in good faith by MMC.

          (b) Each of the Members hereby acknowledge and agree that the Company shall be entitled to enter into such reasonable commercial relationships with MMC and its affiliates, on such terms and conditions as MMC shall determine.

     6.5 Payment of Certain Legal Fees. The Company shall pay 50% of the reasonable fees and expenses of counsel to the Executive Members incurred in connection with the negotiation, execution and delivery hereof and of the Employment Agreements, provided that the amount so payable by the Company in respect of such fees and expenses shall not exceed $14,000 in the aggregate.

     6.6 Termination of Certain Rights. The rights granted to the Executive Members pursuant to Sections 5.2, 5.3, 5.4 and 6.2 hereof shall not be applicable to, and shall terminate and be of no further force and effect upon the closing of, an Initial Public Offering.

     6.7 Individual Obligations. Each of the respective obligations of the Members or the Executive Members under this Agreement shall be the respective obligations individually of each Member or Executive Member and shall be and remain binding on each such Member or Executive Member notwithstanding the failure of any other Member or Executive Member to comply with such obligation as its applies to him or it.


                                    ARTICLE 7

                                BOOKS AND RECORDS

     7.1 Books, Records and Financial Statements.

          (a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for its operations in accordance with generally accepted accounting principles and in accordance with applicable tax accounting principles.

          (b) The following financial information shall be transmitted by the Company to each Member within four (4) months after the close of each Company Year:

               (i) balance sheet of the Company as of the beginning and close of such Company Year;

               (ii) statement of Company profits and losses for such Company
          Year;

               (iii) statement of the Members' Capital Accounts as of the close of such Company Year, and changes therein during such Company Year; and

               (iv) a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such Company Year for income tax purposes.

          (c) As and when available, the Company shall furnish to each Member on a quarterly basis, unaudited quarterly financial statements of the Company for such quarter.

     7.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept on the accrual method of accounting.

     7.3 Audit. At any time at the sole discretion of the Managing Member(s), the financial statements of the Company may be audited by an independent certified public accountant, selected by the Managing Member(s), with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant's report will be made available for inspection by the Members.

     7.4 Fiscal Year. The fiscal year of the Company shall be calendar year or such other period as shall be determined by the Managing Member(s).


                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Amendments.

          (a) Except as otherwise provided in this Section 8.1, this Agreement may not be amended except by a writing executed by the Managing Member(s) and by a Majority in Interest of the Executive Members.

          (b) The Managing Member(s) may amend this Agreement without the consent of any other Member (i) to reflect changes validly made in the membership of the Company and corresponding changes in the terms and provisions of this Agreement necessary to reflect or conform with any such change in membership, (ii) to reflect changes permitted in accordance with this Agreement in the Capital Accounts and/or Percentage Interests of the Members, (iii) to clarify any ambiguities herein or to appropriately adjust any mechanics or procedures set forth herein so long as the rights of the Executive Members are not prejudiced thereby, or (iv) if such amendment is of an inconsequential nature (as reasonably determined by the Managing Member(s)) and does not affect the rights of the Executive Members in any adverse respect.

          (c) Anything in the foregoing provisions of this Section 8.1 to the contrary notwithstanding, this Agreement shall be amended from time to time (without any required consent of the Members) in each and every manner deemed necessary or appropriate by the Managing Member(s) to comply with the then existing requirements of the Code and the Regulations and the Rulings of the Treasury Department or Internal Revenue Service affecting the Company.

     8.2 Specific Performance. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

     8.3 Entire Agreement. This Agreement sets forth the entire and only agreement or understanding among the parties hereto relating to the subject matter hereof and supersedes and cancels all previous agreements, letters, negotiations, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement.

     8.4 Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and addressed to the parties hereto at their addresses as reflected in the records of the Company from time to time and to such other addresses as they may respectively from time to time designate by written notice, given in accordance with the terms of this Section. Notices given as provided in this Section shall be deemed effective:
(a) on the date hand delivered; (b) on the first business day following the sending thereof by recognized overnight courier; and (c) on the fifth calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

     8.5 Gender and Number. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter.

     8.6 Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and permitted assigns of the parties hereto; provided that nothing contained herein shall permit any assignment of any Membership Interests or any rights or obligations under this Agreement except as elsewhere expressly permitted in this Agreement. This Agreement shall not inure to the benefit of or be enforceable by any creditor of the Company or of any Member or be deemed to create or be for the benefit of any person not a party hereto.

     8.7 Waivers. No waiver by any party hereto of any failure by any other party hereto to comply with any obligation under this Agreement shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent failure of the same or similar nature.

     8.8 Severability. If any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition, unenforceability, without invalidating the remaining provisions of this Agreement, and the validity, legality and enforceability of such remaining provisions shall not be affected in any way thereby.

     8.9 Headings. The headings and subheadings of Sections of this Agreement and/or any Schedule hereto are for convenience of reference only and shall not constitute part of or define or limit any of the provisions of this Agreement or such Schedule.

     8.10 Counterparts. This Agreement may be executed by the parties hereto in counterparts, or by separate signature page or instrument, each of which shall be considered an original, and all of which shall together constitute but one and the same agreement.

     8.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to contrary choice of law principles of such State.

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

                                        MRT MANAGEMENT CORP.


                                        By:  /s/ Nathan Bistricer
                                             ----------------------------------
                                        Vice President



                                        EXECUTIVE MEMBERS:


                                        /s/  Hugh P. Shannonhouse
                                             ----------------------------------
                                        Hugh P. Shannonhouse


                                        /s/  Richard Basaraba
                                             ----------------------------------
                                        Richard Basaraba


                                        /s/  David Savage
                                             ----------------------------------
                                        David Savage


                                        /s/  Robert Styron
                                             ----------------------------------
                                        Robert Styron

                                   Schedule A

Members:                                               Units
--------                              Vested          Unvested        Contingent
                                    Basic Units      Basic Units         Units
                                    -----------      -----------         -----
Managing Member:
  MRT Management Corp.                   85             -0-              -0-

Executive Members:
  Hugh P. Shannonhouse                  -0-               6              5-1/3
  Richard Basaraba                      -0-               3              2-2/3
  David Savage                          -0-               3              2-2/3
  Robert Styron                         -0-               3              2-2/3